Exhibit 10.2
December 30, 2025
Richard D. Callicutt II
(at the address on file with Pinnacle)
Dear Richard:
This letter (this “Letter Agreement”) memorializes our agreement concerning your continued employment with Steel Newco Inc. (the “Company”) and Pinnacle Bank (the “Bank”), following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger between Synovus Financial Corp. and Pinnacle Financial Partners, Inc. (“Pinnacle”), dated as of July 24, 2025 (the “Merger Agreement”). References to the “Company” herein will also be deemed to include the Bank as your co-employer during such period. If the Merger Agreement is terminated for any reason without the completion of the Merger (the “Closing”), or if your employment with Pinnacle terminates for any reason before the Closing, this Letter Agreement will be null and void ab initio and of no further force and effect. Capitalized terms used but not defined herein will have the meaning ascribed to them in that certain Employment Agreement, by and between you, the Bank and Pinnacle, dated January 22, 2017 (the “Employment Agreement”).
1.Retention Restricted Stock Unit Award
As soon as reasonably practicable following the date of this Letter Agreement, but in no event later than immediately prior to the Closing, Pinnacle shall take all such action as is necessary to grant to you, subject to the Closing, a restricted stock unit award (the “Retention RSU Award”) with a grant date fair value of $3,000,000 (the “Grant Date Fair Value”). The number of shares of common stock, par value $1.00 per share (the “Common Stock”) of Pinnacle subject to such RSU Award shall be equal to the Grant Date Fair Value divided by the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The Retention RSU Award shall vest in full on the second anniversary of the Closing, subject to your continued employment or service through such date, provided that the Retention RSU Award shall vest in full upon certain qualifying terminations of employment, including your termination of employment by the Company without Cause (as defined in the Pinnacle Second Amended and Restated 2018 Omnibus Equity Incentive Plan) or your resignation for Cause (as defined in Section 1.4.2 of the Employment Agreement) (each a “Vesting Event”), as further set forth in an award agreement between the Company and you (the “RSU Award Agreement”). The Retention RSU Award shall also be subject to the terms and conditions set forth in the RSU Award Agreement. The settlement of the Retention RSU Award shall be made within thirty (30) days of the occurrence of a Vesting Event. For purposes of the Retention RSU Award, you acknowledge and agree that you shall not have Cause (as defined in Section 1.4.2 of the Employment Agreement) to terminate your employment as a result of consummation of the Merger, and the foregoing termination protections shall apply with respect to actions following the Closing.
2.Preexisting Entitlements
In connection with your entry into this Letter Agreement and the Closing, you agree to waive any claim to terminate your employment for Cause as a result of the Closing, and in exchange, you will receive the payments and benefits in this paragraph, including the payments and benefits to which you would have otherwise been entitled to receive pursuant to Section 3.3 of the Employment Agreement. Specifically, you will be entitled to receive (i) the cash severance set forth in Section 3.3 of the Employment Agreement based on your base salary and target bonus in effect as of immediately prior to the Closing, (ii) $38,927.00 representing the value of the employer funded portion of the health insurance plan benefits in effect as of the Closing for a period of three years and tax assistance, advice and filing preparation services for three years and

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(iii) a cash payment equal to the product of (a) a fraction, the numerator of which is the greater of (i) six, or (ii) number of full months you worked in the calendar year of the Closing and the denominator of which is 12; multiplied by (b) your target bonus as of the date hereof (the “Pro Rata Bonus”). Such severance (including, for the avoidance of doubt, the Pro Rata Bonus) will be paid to you in full no later than ten (10) business days following the date the Closing occurs, or at such later time as is necessary to avoid the application of penalties under Section 409A, and otherwise in accordance with the terms of the Employment Agreement and applicable law, including Section 409A, and less applicable tax withholding. In addition, other than the Retention RSU Award, all outstanding equity awards held by you as of immediately prior to the Closing will fully vest (to the extent unvested) and be promptly settled, with any performance-based vesting criteria applicable to such equity awards deemed achieved based upon the maximum level of performance. You acknowledge that receipt of the payments described in this Section 3 of this Letter Agreement will be in full satisfaction of your rights to receive severance under Sections 3.2 and 3.3 of the Employment Agreement. For the avoidance of doubt, nothing in this Letter Agreement will be construed to amend your entitlements pursuant to Section 4 of the Employment Agreement.
3.Section 409A
It is the intent of the parties that the payments and benefits under this Letter Agreement attributable to the rendering of the Services will be exempt from or otherwise comply with the provisions of Section 409A, and each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of payment. The parties intend that the terms and provisions of this Letter Agreement will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A. All reimbursements of costs and expenses or in-kind benefits provided under this Letter Agreement will be made or provided in accordance with Section 409A. Notwithstanding any provision of this Letter Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of your separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first business day of the seventh month following your date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.
4.Miscellaneous
At the Closing, the Company will, by operation of law and without any further action required by any party, automatically assume this Letter Agreement, and the Company will be fully obligated to perform all duties, responsibilities and obligations set forth in this Letter Agreement as if it were a direct signatory hereto.
The Company’s obligations to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder will not be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against you or others. Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.
This Letter Agreement and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. As used in this Letter Agreement, the “Company” will mean the Company as hereinbefore defined and any successor to its business and/ or assets by operation of law or otherwise, and “affiliate” will mean any entity that directly or indirectly controls, is controlled by, or is under common control with the Company and, prior to the Closing, Pinnacle.

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Any notices given under this Letter Agreement (i) by the Company to you will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at the address most recently on file with the Company or Pinnacle (as applicable) as of the date of such notice or (ii) by you to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company’s corporate headquarters.
Except as set forth in and amended by this Letter Agreement, all other terms of the Employment Agreement will remain unchanged and, by countersigning this Letter Agreement, each party hereto confirms the Employment Agreement, as amended by this Letter Agreement, remains in full force and effect, enforceable against the parties in accordance with its terms.
Sections 6 (Company Information), 7 (Noncompetition and Nonsolicitation), 8 (Tax Matters), 9 (Severability), 10 (No Set-Off by the Executive), 11 (No Mitigation), 14 (Waiver), 15 (Arbitration), 16 (Attorneys’ Fees), 17 (Applicable Law), 18 (Interpretation), 20 (Rights of Third Parties), 21 (Binding Agreement; Successors), and 22 (Survival) of the Employment Agreement will apply to this Letter Agreement mutatis mutandis.

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If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.
Sincerely,

By: /s/ Harold Carpenter
Harold Carpenter, Chief Financial Officer
PINNACLE FINANCIAL PARTNERS, INC.

Acknowledged and Agreed:
By: /s/ Richard D. Callicutt II
Richard D. Callicutt II

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